Executing on a Proven Strategy To  Deliver Shareholder Value May 2018

Forward‐Looking Statements This presentation contains forward‐looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus and including statements regarding projected second quarter and full year 2018 operating results, organic growth rates, expected future gross and operating margins, and the market opportunity for our products. These statements relate to our current estimates and assumptions and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward‐looking statements. Future results could differ materially due to a number of factors, including the effects of competition, our ability to successfully integrate and achieve our profitability goals from recent acquisitions, the demand for our products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement. More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' Annual Report on Form 10‐K for the year ended December 31, 2017 and its subsequent quarterly reports on Form 10‐Q and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission (SEC). Natus provides reconciliations of GAAP to non‐GAAP operating results in its quarterly earnings releases which are furnished as exhibits to Forms 8‐K that Natus files with the SEC. Natus is a leading provider of medical devices for the newborn care, hearing and neurology markets. Additional information about Natus Medical can be found at www.natus.com. 2

Additional Information Important Additional Information and Where to Find It  Natus has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the  Securities and Exchange Commission (the “SEC”) on May 18, 2018 in connection with the solicitation of proxies for the  2018 Annual Meeting of Stockholders. NATUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING  ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT  DOCUMENTS THAT NATUS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN  IMPORTANT INFORMATION.  Certain Information Regarding Participants in Solicitation  Natus, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders  in respect of the 2018 Annual Meeting of Stockholders. Information regarding the names of Natus’ directors and  executive officers and their respective interests in Natus by security holdings or otherwise is set forth in the Proxy  Statement. Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by  Natus free of charge from the SEC’s website, www.sec.gov. Additionally, Natus stockholders may obtain, without charge, a  copy of the definitive Proxy Statement and other relevant filed documents by directing a request to Natus’ proxy solicitor  for the 2018 Annual Meeting of Stockholders, Morrow Sodali, at 800‐662‐5200 or via email at BABY@morrowsodali.com. 3

Agenda • Natus Has a Proven Strategy in Place to  Deliver Shareholder Value  • Natus Has the Right Board to Execute  this Strategy  • Voce’s Attack on Natus Is Uninformed  and Offers No Defined Plan 4

Natus Has a Proven Strategy in  Place to Deliver Shareholder Value

natus

Natus At-A-Glance

Company Overview

- Natus is a supplier of medical devices and related services – primarily focused on newborn care, neurology, and hearing & balance assessment
  - Newborn Care: Devices & supplies related to newborn care (e.g., hearing, phototherapy, vision)
  - Neuro: Comprehensive diagnostic and neurosurgical solutions
  - Otometrics: Product portfolio for hearing, balance and hearing aid fitting
- Products sold and supported in 100+ countries
- Key customer types:
  - Hospitals, physician offices and clinics
  - Laboratories
  - Audiologists
  - Government agencies
  - Group purchasing organizations (GPOs)
- No single customer accounted for over 10% of revenue in 2016 or 2017

A Leader across 3 Major End Markets



2017 Revenue of $501mm
Business Segments:
Newborn Care
Neuro
Otometrics
Revenue:
$144mm
$243mm
$114mm
2017 – Closed Otometrics acquisition establishing 3rd segment
2012 – Closed Nicolet acquisition further establishing Neuro segment
2004 – Jim Hawkins appointed as CEO
2001 – Initial public offering
1987 – Natus founded

The Natus mission is to improve outcomes and patient care in target markets through innovative screening, diagnostic and treatment solutions

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Natus Has Developed from a Small, Single-product Company into a Leader in 3 Major End Markets

Natus Revenue & Market Cap over Time ($mm)[1]



Market Cap
Revenue
Jim Hawkins, Doris Engibous and Robert Gunst all joined Natus in 2004
$68
$34
$420
$166
$739
$344
$1,231
$505
~$450
~$55
~$450mm from acquired businesses
~$55mm attributable to the 2004 revenue base²
2004 (Q1 LTM)
2009
2013
Current (Q1'18 LTM)

Since 2004, Natus' revenues have grown from ~$34mm to >$500mm currently through strong execution and a disciplined acquisition strategy

Note: Market data per FactSet; assuming fully diluted shares outstanding under treasury-stock method

[1] Revenue for 2004 based on LTM as of Q1'04 (before Jim Hawkins joined); 2009/2013 represent as reported for the fiscal/calendar year; Market cap for 2004 based on the closing price on 04/12/04 (the last trading day before the announcement of Jim's appointment to CEO); 2009/2013 are based on the closing share price of the last trading day of the calendar year; Current based on closing share price as of 05/25/18

[2] Approximately $55mm of Natus' LTM revenue can be attributed to the hearing screening business and products in 2004

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Strong Track Record of Shareholder Value Creation Natus has outperformed the market over the last 5 years and since Jim Hawkins was appointed CEO Five‐years stock price performance1 Since Jim Hawkins appointed as CEO2 Natus 155% 799% S&P 500 Healthcare 3 111% 164% Equipment MSCI Health Care Equipment & 98% 185% Supplies (World) Russell 2000 65% 171% S&P 500 65% 138% 0% 50% 100% 150% 200% 0% 200% 400% 600% 800% 1000% Note: Market data per FactSet 1 From 05/25/13 to 05/25/18 2 From 04/12/04 to 05/25/18 3 S&P 500 Healthcare Equipment index consists of Danaher, Boston Scientific, ResMed, Edwards, Baxter, Varian, Stryker, Medtronic, Becton Dickinson, IDEXX, Abbott, Intuitive, Hologic, and Zimmer Biomet 8

natus

Diversified Products & Services


Neuro
49%
Newborn Care
29%
Otometrics
23%

Neuro

- **EEG** Electroencephalography
- **EMG** Electromyography
- **PSG** Polysomnography

DELTAMED, ALPINE bioMed, xltek, GRASS TECHNOLOGIES, embla, Nicolet®

Newborn Care

- Hearing Screening
- Brain Injury
- Phototherapy
- Balance
- New Products

OLYMPIC, NeuroCom, FISCHER-ZOTH, RetCam, medix, Bio-logic

Otometrics

- Hearing Aid Fitting
- Hearing Diagnostics
- Balance
- Hearing Screening

otometrics

Note: Business segment split (%) based on CY17 reported revenue segments

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Growth and Market Leadership across All Business Segments

5-7% future organic growth rate

	Neuro	Newborn Care	Otometrics
Segment Highlights	• #1 global market share in neurodiagnostics • ~60%+ gross margins • #1 in EEG platforms, EMG systems and in-lab sleep systems	• #1 global market share in hearing screening • ~60% gross margins • Global leadership in NICU channel • Proprietary consumables	• #2 global market share in hearing diagnostics • ~55% gross margins and growing • Strong competitive advantages • Global customer base
Growth Opportunities	• 3-5% future organic growth • New product development • Supplies and accessories • APAC, EMEA expansion	• 3-5% future organic growth • Refocus on product refreshment • Adjacent product offerings • International markets (e.g., China and Middle East)	• 10+% future organic growth • Favorable demographic trends driving double-digit growth • Otoscan in pilot launch phase, ~$200mm market opportunity

Note: Stated gross margins (%) are on a non-GAAP basis

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#1 Market Leader in Neuro Global  #1 provider of EEG platforms, EMG and in‐lab sleep systems in the world Market Share • Largest, most complete product portfolio with  full line of supplies & accessories Revenue Growth Driven by Both Organic  • Industry‐best sales and service with brand  Growth and Acquisitions ($mm) name recognition $277 1 $239 $341 • Unparalleled clinical experience • Largest installed base $243 • Growth driven by: − Increased international penetration 2016 2017 − Complementary sales focus on  Neuro Categories supplies & accessories  − New product development (e.g.,  Quantum amplifier) EEG EMG PSG Electroencephalography Electromyography Polysomnography 1 $277mm represents sum of reported 2017 revenue of $243mm (includes pro forma for $11mm of Integra neurosurgery asset revenue) and $34mm of 2017 Integra neurosurgery  asset revenue prior to acquisition close 11 natus

Market Leader in Newborn Care

Natus pioneered newborn hearing screening and blue LED phototherapy


#1
Global
Market Share

- Global leader in hearing screening devices and supplies
- Market leading supplier of blue LED
- Advanced imaging system used in diagnosis and monitoring of neonatal retinal diseases
- Significant growth opportunity in Live Video Streaming for the NICU
- Growth driven by:
  - Refocus on product refreshment to drive upgrade cycles
    - Hearing screening devices
    - RetCam
    - NicView

Newborn Care Revenue ($mm)


$143
$144
2016
2017

Newborn Care Categories


Hearing Screening
Brain Injury
Phototherapy
Balance
New Products

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#2 Otometrics Is a Market Leader in Audiology Global Transforming the future of hearing care Market Share • #1 global market share in hearing screening and a  leading position in balance management (overall #2  Otometrics Revenue Growth ($mm) global market share) $114 • Product portfolio based on sophisticated and  $100 +14% high‐quality design with extreme ease‐of‐use • Strong portfolio & brand has positioned Otometrics  particularly well within the dispenser & retail  segments • Future opportunity from over‐the‐counter market  2016 2017 and other new sales channels given only ~20% of  the underlying market served today Otometrics Revenue Breakdown • Growth driven by: Supplies  Hearing  Screening • Strong target market growth from aging  & Other population and increasing prevalence of  Balance Hearing  personal electronics leading to compromised  Strategic  Diagnostics hearing Overlap with  Newborn Care • New product development such as the  Hearing Aid  introduction of Otoscan (in pilot launch phase) Tuning & Fitting 13

Disciplined M&A Strategy Capitalizing on Operational  Economies of Scale and Driving Growth Near‐term focus on integration • Integrate recent strategic acquisitions of Otometrics and Integra’s Neurology assets • Ongoing product rationalization • Drive increased operating margins and delever the business M&A strategy framework • Strong strategic rationale − Within existing operating segments − Adjacent products − Geographic expansion − Increase scale and market leadership • Attractive valuation − Historically acquired businesses at less than or equal to half of Natus’ revenue multiple • Immediate or near‐term earnings accretion − Target non‐GAAP operating earnings accretion in Natus’ first full quarter of ownership • Solid financial return profile − Attractive operating margins under Natus (prior to corporate allocations) • Conservative pro forma leverage − Maintain conservative leverage profile, with stated max leverage of 1.5x net debt / EBITDA  14

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Natus Has a Track Record of Successfully Improving Target Performance

	Avg. operating margin of acquired businesses		Current segment operating margin[1]
Neuro	~0%	→	33%+
Newborn Care	5%+	→	18%+
Otometrics	<0%	→	10%+

Expected to hit 15% by 2018 year end

Target	M&A criteria: Strategic rationale	Attractive valuation	Earnings accretion	Return profile	Conservative PF leverage
Nicolet® • Closed: July 2012 • Deal value: $58mm • Sales multiple paid: ~0.6x • Financing: Cash on hand and ~$25mm of debt	✓	✓	✓	✓	✓
otometrics • Closed: January 2017 • Deal value: $145mm • Sales multiple paid: ~1.3x • Financing: Foreign cash on hand and $150mm credit facility	✓	✓	✓	✓	✓
INTEGRA LifeSciences (Neurology business assets) • Closed: October 2017 • Deal value: $48mm • Sales multiple paid: ~1.0x • Financing: Cash on hand and credit facility	✓	✓	✓	✓	✓

[1] Segment margins exclude corporate allocations and are on a non-GAAP basis

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Natus' Formula Has Been Supported by the Street

otometrics

*"Our view is that the **acquisition of Otometrics is a significant positive** that makes the company more attractive to a potential acquirer, gives Natus added strength in various end-markets, will help push earnings higher, and came at a reasonable valuation."*

*"We see **significant similarities between this deal and the successful 2012 acquisition of Nicolet** from CareFusion. In both cases, the entities that were acquired were part of larger organizations whose primary focus was in other areas of their business lines, there was significant product overlap with the Natus infrastructure, there was a similar revenue base ($95 million at Nicolet and $110 million at Otometrics), and both were located outside the United States. The Nicolet business was very successfully integrated in terms of profitability improvements…"* William Blair (9/27/16)

*"While the trends in Natus' core Newborn and Neurodiagnostic end markets remain challenging, 1Q results were better than expected on a strong performance from Otometrics…While the last couple of years have been volatile, **historically management has done a good job of integrating new businesses**."* RAYMOND JAMES® (4/26/18)

INTEGRA LifeSciences (Neurology business assets)

*"Financially, this deal seems to **fits well within the M&A criteria that management has laid out over the company's acquisition history**…" "On the strategic front, the transaction seems to be a **natural extension for Natus**, which is already well known in the ICU from its suite of diagnostic neurology businesses."* William Blair (9/11/17)

Nicolet®

*"Assuming **management applies the same level of discipline as it has in its prior thirteen acquisitions**, we assume the company is likely targeting double-digit operating margins for the Nicolet business once fully integrated. Hence, we anticipate this deal will be **significantly accretive** to our FY13 EPS projection."*

*"We view this as a major milestone for Natus, considering the **Nicolet brand brings significant scale** to its already strengthening Neurology presence and adds ~37% to the company's 2012 projected revenue base. We have been aware of this asset but were unsure of its availability as an acquisition candidate and are therefore **pleasantly surprised by this development**."* ROTH Capital Partners (4/24/12)

Note: Permission to use quotes neither sought nor obtained

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Natus Efficiently Allocates Capital to Drive Long‐Term  Value for Shareholders Disciplined Use of Capital Efficient Return of Capital • Investment in high‐ROIC internal  • Announced $80mm in repurchase  projects programs over last 4 years • Debt & cash financed M&A with  − ~$25mm more allowed under  conservative leverage profile $30mm program announced  February 2018 • No equity capital raised since 2008 • Returned ~$42mm to shareholders  Average Annual Capital Allocation  via buybacks over last 4 years (trailing 5 years)1 M&A Share repurchases Capex 60% 24% 16% 0% 25% 50% 75% 100% 1 Assumes average annual capital allocation split % for 2013‐2017 periods 17

Long‐Term Financial Goals Driven by Strategic Plan Diversified organic growth and margin expansion  Revenue growth  from scale across three operating segments through  Gross margin  organic +  63%+ acquisitions Efficient allocation and deployment of capital Operating margin  Tax rate  20%+ ~21‐24% Strategic and financially disciplined acquisitions  Forward Guidance Provided at Q1’181 Q2 2018 FY 2018 Revenue $129 ‐ $131mm $535 ‐ $540mm Non‐GAAP EPS $0.25 ‐ $0.27 $1.60 ‐ $1.65 1 Reflects guidance provided by Natus on April 25, 2018; Natus does not update guidance throughout the quarter covered thereby 18

Natus Has the Right Board to  Execute this Strategy

Commitment to Strong Corporate Governance • Consistent record of engaging with shareholders • Diverse and experienced Board with robust independent oversight • Executive compensation aligned with shareholder interests • Track record of transparency and accountability • Continued commitment to governance best practices 20

Natus’ Current and Proposed Directors Bring a Robust Mix  of Experience and Skills to the Board Corporate  C‐suite Level  Accounting /  Development Director Experience  Med Devices Experience Finance Operations Public Board / M&A Compliance Robert S. Weiss • Served as CEO, CFO, and COO of The  Cooper Companies over his 41 year career  at the company, driving a 358% rise in  Cooper’s stock price during his 10‐year   tenure as CEO Doris E. Engibous • Strong operational experience in  manufacturing, regulatory affairs, quality  assurance, and marketing through her  experience as CEO of Hemosphere and    multiple leadership roles at Nellcor Robert A. Gunst • Deep operational and financial  experience, including prior roles as  President, CEO, and director of The Good  Guys, CFO and director of Shaklee, and as  a director on numerous boards Barbara R. Paul, M.D. • Expertise in quality measures, reporting,  and compliance, served as SVP & CMO of  Community Health Systems and Director  of the Dept. of Quality Measurement &   Health Assessment at CMS Jim Hawkins • Strong leadership experience and intimate  knowledge of Natus, having served as CEO  and director of Natus since 2004  Kenneth E. Ludlum • Extensive financial and accounting  experience, having served as CFO of  CareDx, Endogastric Solutions, Perclose,  and Alteon, as well as a director on   multiple boards Natus nominee not currently on the board Current board member seeking re‐election Note: William Moore excluded given he is not seeking re‐election 21

Natus’ Existing Directors and New Nominee Provide Depth  and Relevant Experience to the Board Robert S. Weiss Doris E. Engibous Robert A. Gunst Director Nominee, Natus Director, Natus Chairman, Former CEO of The Cooper Companies Former CEO of Hemosphere Former CEO of The Good Guys  Highly relevant experience as CEO, CFO,   Strong operational experience in   Highly relevant background, having  COO and a director of The Cooper  manufacturing, regulatory affairs, quality  served as CEO, CFO, and a director at  Companies, an $11 billion+ medical  assurance and marketing from over 30 years  multiple publicly traded companies of  technology company of experience in the medical technology  various sizes and stages of development industry  Impressive record of shareholder value   Significant acquisition experience  creation, strategic leadership and growth;   Robust background in healthcare marketing  through previous roles Cooper stock rose 358%¹ during his  & operations specifically (17 years at Nellcor)  tenure as CEO  Expertise in selling into the hospital channel Experience running multi‐national  businesses with facilities and markets   Built Cooper through organic growth and   Experience with corporate integrations,  worldwide numerous acquisitions oversaw the integration of Nellcor into  Mallinckrodt   Intimate knowledge of Natus, having   Ran multiple business units over the years  served on the board of directors since  at Cooper before becoming CEO 2004 1 Calculated as The Cooper Companies’ closing share price on 08/23/07 (Weiss announced as CEO) to closing share price on 04/30/18, Weiss’s final day as CEO prior to his retirement 22

Performance‐focused Compensation Policies Aligned with  Shareholder Interests • Natus’ executive compensation framework is designed to create a “pay for performance”  culture that rewards leadership for delivering results and creating sustainable, long‐term  shareholder value − Equity awards come in the form of restricted stock and restricted stock units, that  vest over 4 years with the key objective to retain qualified executives and enforce  sustained, long‐term performance • Natus’ cash incentive plan is performance based –weighted between revenue and  adjusted pre‐tax EPS − 2017: No cash bonuses  − 2016: 17‐64% payout range • On average over the past 5 years, ~94% of stockholders who voted on “Say on Pay” voted  in favor of the proposal • Maintaining management continuity has contributed significantly to historical growth Natus executives are NOT paid cash bonuses when performance criteria are not met 23

Voce’s Attack on Natus Is Uninformed  and Offers No Defined Plan

Natus Has a Long‐Term Plan for the Business –Voce Does  NOT and Is Fighting to Control Your Company  Voce has not articulated what it proposes to do at Natus  “The new board will have to decide, once they get there, what the Company’s strategy is going  to be, and then who the right people are to undertake the strategy.” –Voce’s Dan Plants ‐ April 23, 20181  Gaining control of the Board is not a strategy • If they are successful, Voce nominees would occupy 3 out of 6 Board seats  The only definitive plan they’ve communicated is to halt Natus’ successful acquisition strategy  In the short term, Natus is focused on integrating recent acquisitions (Otometrics, Integra  assets) – Natus does not plan to make any acquisitions in 2018  In the long term, Natus will continue to follow a disciplined & successful acquisition strategy  Voce’s nominees add no incremental value compared to Natus’ slate  Poor share price performance at other companies where they have served  Less relevant experience than Natus’ proposed slate 1 Bloomberg: “Why Activist Fund Voce Capital is Seeking to Oust Natus Medical’s Chairman” 25

Voce’s Trading History in Natus Illustrates They Are  Opportunistic and Short‐term Focused Investors Voce net shares held in Natus since 12/31/151 • Voce claims that they are a long‐term   800,000 shareholder and have had a position in  Natus since 2013  700,000  600,000 • Based on Voce’s public filing, their   500,000 buying/selling of Natus shares implies  a net “short” trading position   400,000 Implied net “short”  throughout 2017  300,000 trading position in BABY  200,000 • Voce’s trading history does NOT align  with the interests of a long‐term   100,000 shareholder  ‐  (100,000) − Voce is a stock‐picker seeking  control rather than a long‐term  investor 1 Implied net share position based on Voce’s 13F public filings as well as their Schedule 14A filed on 05/15/18 26

Natus’ Slate Has a Superior Public Track Record Existing Directors and New Nominees Recent Nominee‐related CEO Public Equity Performance Cooper Performance with Robert Weiss (CEO) 600% 04/30/18: Weiss’s final day as CEO  Robert S.  Doris E.  prior to retirement Weiss Engibous 400% +358% 08/23/07: Robert Weiss announced as  Former CEO of  Former CEO of  CEO of The Cooper Companies The Cooper  Hemosphere 200% Companies (private company) Natus Nominees 0% Aug‐07 Apr‐10 Dec‐12 Aug‐15 Apr‐18 EndoChoice Performance with  Accuray Performance with  Mark Gilreath (CEO) Josh Levine (CEO) 140% Mark G.  Lisa W.  Joshua H.  140% 120% 09/26/16: Last day of trading  Gilreath Heine Levine prior to the announcement of  120% 100% the sale to Boston Scientific 100% Former CEO of  COO at  President, CEO  80% 06/05/15:EndoChoice IPO  80% Nominees EndoChoice Mitralign and Director of  priced at $15.00 / share    60% (private company) Accuray 60% Operating  10/11/12: Josh Levine  Partner, Frazier  40% 40% announced as CEO (37%) Healthcare Their 20% (72%) 20% 0% 0% Note: Market data per FactSet; Accuray share price performance based on closing share  Jun‐15 Oct‐15 Jan‐16 May‐16 Sep‐16 Oct‐12 Mar‐14 Aug‐15 Dec‐16 May‐18 price as of 05/25/18 27

Natus’ Board Has Attempted on Multiple Occasions to Find a  Resolution with Voce and Avoid a Disruptive Proxy Fight • Voce originally nominated Mr. Plants and Mr. Levine for two seats on the Board, but quickly escalated to require three seats on the Board, including the  removal of Natus’ Chairman  • Natus’ Board made numerous attempts to reach a settlement, including a final offer to:  − Nominate 1 of Voce’s Board candidates at this year’s Annual Meeting  − Add a Voce‐approved 2nd independent director  − Commit to appoint an additional, mutually‐agreeable director to the Board within 6 months of the Annual Meeting  • This proposal would have resulted in 3 Voce‐approved directors on an 8‐person Board  • Voce did NOT accept this or any other settlement proposal  • Instead, Voce continued to demand that a change in the Chairman role was essential to any settlement  • This fact pattern underscores that Voce is really fighting to take control of your Company rather than collaborate with Natus and its Board around long‐term  shareholder value Date Event March 1, 2018 • Voce sent Natus’ Board a letter requesting to discuss their concerns March 7 ‐ 12, 2018  • On behalf of Natus’ Board, CEO responded with an offer to discuss Natus’ recent performance and met with a Voce representative at an industry conference  − Mr. Plants, the principal of Voce, did not respond to CEO’s offer to meet or discuss his concerns March 20, 2018  • Instead of pursuing a meeting, Voce sent Natus’ Board notice of intent to nominate two directors March 28, 2018  • Three members of Natus’ Board met with Mr. Plants to discuss his concerns, limiting the meeting to independent directors, at his request. Mr. Plants did not make  any suggestions for actions to enhance shareholder value and drive growth April 12, 2018 • Legal representatives of Natus reached out to Voce’s legal representatives to discuss a settlement in order to avoid a costly and unnecessary proxy fight April 20, 2018 • Voce provided a supplemental notice with its plan to nominate three directors  April 23, 2018 • Before Natus had a chance to respond to the supplemental notice, Voce further escalated the situation by issuing a press release and gave a television interview  regarding its proposals April 23 ‐ 27, 2018 • Natus’ Board continued to make settlement offers to Voce including to allow Voce to approve three new independent directors to Natus’ Board April 30, 2018 • Voce refused to respond to any proposal by Natus that did not remove the Chairman 28

Conclusion

Concluding Remarks • Natus’ strategy is disciplined and has established the  company as a global market leader  • Natus has delivered strong growth and performance,  positioning Natus for the future • Natus has efficiently allocated capital to drive long‐term value • Ongoing commitment to refresh the Board of Directors • Voce Capital lacks a plan, and its slate is less qualified Vote “FOR” both nominees proposed by your Board of Directors on the WHITE proxy  card to support the Natus team’s continued plan to deliver shareholder value 30

Appendix

Robert S. Weiss Natus Director Nominee • Decades of financial and operating leadership experience in the medical  device field building one of the premier medical technology companies in  the world Work Experience • Served as CEO and President of The Cooper Companies • Prior to his role as CEO, held a number of executive positions at The  Cooper Companies including CFO and COO  Board Experience • Member of the board of directors of The Cooper Companies • Member of the board of directors of Accuray 32

Doris E. Engibous Natus Director since 2004, seeking re‐election • Over 30 years of experience in the medical device industry  • Strong operational experience in manufacturing, regulatory affairs, quality  assurance, marketing and integration Work Experience • Served as President and CEO of Hemosphere • Previously served in several executive capacities at Nellcor – Responsible for the integration of Nellcor into Mallinckrodt Board Experience • Director of Natus since 2004, currently seeking re‐election • Chair of the board of directors of GI Supply • Served on the board of directors of the National Kidney Foundation 33

Robert A. Gunst Natus Director since 2004, Chairman of the Board • Nearly five decades of leadership, strategy, financial, sales & marketing and  operational experience while overseeing companies at various stages of  development • Robust acquisition experience through roles at Victoria Station, PepsiCo,  Shaklee and The Good Guys Work Experience • Served as President, CEO, and director of The Good Guys • Previously served as CFO and director of Shaklee • Held executive positions at several large corporations, including PepsiCo,  Victoria Station and The First National Bank of Chicago Board Experience • Director of Natus since 2004, currently Chairman of the Board • Previously served as a director of The Good Guys, Shaklee, Phoenix Footwear  Group, PortalPlayer, AmNet Mortgage and as Chairman of Garden Fresh  Restaurant Corp 34

Barbara R. Paul, M.D. Natus Director since 2016 • Insights into quality measures and reporting, compliance with federal regulatory  and payment policies, and hospital and health system operations Work Experience • Served as Senior Vice President & Chief Medical Officer at Community Health  Systems (CHS) • Served as the Director of the Department of Quality Measurement & Health  Assessment at the Centers for Medicare & Medicaid Services (CMS) • Board‐certified internist; practiced as a full‐time primary care physician for 12 years Board Experience • Director of Natus since 2016 • Member of the board of directors of Quorum Health 35

Jim Hawkins Natus Director since 2004 • Highly relevant leadership experience in the medical technology industry • Unique perspective on Natus’ operations through his tenure as CEO Work Experience • Natus CEO and director  • Served as President, CEO and director of Invivo Corporation Board Experience • Director of Natus since 2004 • Member of the board of directors of Eldorado Resorts • Member of the board of directors of OSI Systems • Previously served as a director at Iradimed Corporation, IRIDEX Corporation  and Digirad Corporation 36

Kenneth E. Ludlum Natus Director since 2002 • Extensive financial and accounting experience, specific knowledge on  financial reporting rules and regulations as well as accounting principles • Significant Board experience –has held positions on 10+ medical /  biotechnology Boards and was Audit Committee Chairman for 3 public‐ company Boards Work Experience • Served as CFO of CareDx • Previously served as Vice President and CFO, and Head of Operations for  Endogastric Solutions • Served as CFO for Perclose and Alteon • Served as CEO, President, and Chairman of the Board at Revivant, a  manufacturer of medical equipment / devices Board Experience • Director of Natus since 2004 • Member of the board of directors of Personalis • Served as Chairman of the board at Revivant  37

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